The business integration described in this press release involve securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

February 29, 2024

To Whom It May Concern

Company name: Hino Motors, Ltd.
Representative: Satoshi Ogiso, President & CEO,
Member of the Board of Directors,
(Code Number: 7205 TSE, Prime, NSE, Premier)
Contact Person: Hiroshi Hashimoto, Operating Officer,
General & Government & Public Affairs
Phone: (042)586-5494

Notice Concerning Progress of Collaboration based on a Memorandum of Understanding Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation

As announced in the press release titled “Notice Concerning Execution of a Memorandum of Understanding Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation” dated May 30, 2023 (the “Press Release dated May 30, 2023”), on the same date Hino Motors, Ltd. (the “Company”) executed a memorandum of understanding (the “MOU”) regarding the business integration (the “Business Integration”) of the Company and Mitsubishi Fuso Truck and Bus Corporation (“MFTBC”) by and among four companies: the Company, MFTBC, Toyota Motor Corporation (the parent company of the Company; “Toyota”), and Daimler Truck AG (the parent company of MFTBC; “Daimler Truck”). The Company hereby announces the progress of collaboration based on the MOU, as follows.

The planned collaboration based on the MOU is aimed toward achieving carbon neutrality and creating a prosperous mobility society by developing CASE technologies (Connected/Autonomous & Automated/Shared/Electric) and strengthening the commercial vehicle business on a global scale. According to the MOU, the Company and MFTBC plan to merge on an equal footing and collaborate in the areas of commercial vehicle development, procurement, and production. The plan is to build a globally competitive Japanese commercial vehicle manufacturer, with Daimler Truck and Toyota investing equally in the (listed) holding company of the merged Company and MFTBC.

While the Definitive Agreement for the Business Integration was targeted to be signed by the end of March 2024 and the integration was targeted to be completed by the end of 2024, the process of obtaining necessary regulatory clearances and approvals under competition and other laws and regulations, as well as the pending investigations related to the Company’s engine certification issues, are still ongoing. As such, the original schedule has been extended. The timing of the envisaged execution of the Definitive Agreement and the implementation of the Business Integration will be announced as soon as all the parties agree on a concrete timeline. Once all parties involved reach an agreement, they will move forward based on the approval of the relevant boards of directors, shareholders, and authorities.

Based on the common desire to “contribute to a prosperous society through mobility”, the four companies have been discussing how the Company and MFTBC can work together to improve business efficiency and enhance competitiveness, and how Daimler Truck and Toyota can work together to further enhance their technology development capabilities and promote CASE technology in order to contribute to customers and stakeholders in Japan and Asia, as well as the Japanese automotive industry. After the execution of the MOU, through the discussion based on integrity, mutual respect, and diversity and by understanding each other's strengths and corporate culture, the parties confirm that the discussions for the Business Integration are progressing on a positive note and that the strategic objectives and logic of the proposed transaction continues to be valid.

<Risks related to success of the Business Integration and the relevant terms>

As disclosed previously (please see the series of announcement published under the heading of “Misconduct concerning Engine Certification and ‘three reforms’” (Japanese website: https://www.hino.co.jp/corp/news/2022/20220401-003234.html#title1) on the Company’s website and the Company’s 111th annual securities report dated June 27, 2023, etc.), the U.S. Department of Justice and other U.S. agencies are conducting an investigation with respect to potential violations of relevant laws and regulations regarding the certification of the Company’s Model Year 2010 to Model Year 2019 engines for the U.S. market. In this regard, a lawsuit naming the Company and its subsidiaries as defendants in a putative class action lawsuit has been filed at the U.S. District Court for the Southern District of Florida claiming damages related to the Company’s vehicles sold in the U.S. from 2004 to 2021,and as disclosed on October 25, 2023, on the same date the Company and its subsidiaries executed a settlement agreement for USD 237.5 million with individuals who purchased or leased on-road vehicles sold or leased in the United States with a Hino engine from and including engine Model Year 2010 to engine Model Year 2019. This settlement agreement is subject to approval by the court. Both the investigation and the legal proceedings by the U.S. Department of Justice and other U.S. agencies are ongoing. (The Company has not sold any vehicles equipped with the Company-manufactured engines in the U.S. market from engine Model Year 2020 onwards.) In addition, lawsuits naming the Company and its subsidiaries as defendants in representative action lawsuits have also been filed in Australia and Canada as a class action lawsuit and it is possible that other similar lawsuits may be filed in the future. Further, the Company is continuing to conduct a comprehensive review related to engine certification procedures under European and other jurisdiction’s standards in addition to the U.S. standards. While it is difficult at this stage to provide a reasonable estimate of the financial impact on the Company in connection with these matters, administrative and criminal penalties, such as fines imposed as a result of the investigations by the aforementioned regulatory authorities, claims for damages and market action may have a material adverse effect on the Company’s management, financial condition and cash flow position.

Depending on the extent of the financial impact and the timing at which it becomes known, there are risks that (i) the Definitive Agreement for the Business Integration may not be executed, (ii) even if the Definitive Agreement is executed, there may be a significant dilution in the shareholding ratio of the Company’s shareholders as a result of the determination or adjustment regarding the integration ratio, (iii) the conditions precedent for the performance of the Definitive Agreement may not be met, and as a result, the implementation of the Business Integration may not be achieved, and (iv) pursuant to the Definitive Agreement for the Business Integration, the Company may be responsible for special indemnification to the shareholders of MFTBC subject to each such shareholder of MFTBC agreeing to certain terms and conditions. These risks may have a material effect on whether the Business Integration is successfully implemented and the relevant terms.

Additionally, the implementation of the Business Integration may not be achieved due to the inability to obtain the necessary clearances and regulatory approvals under competition and other laws and regulations.

(Note) The updates from the Press Release dated May 30, 2023 are underlined.

End